CleanSpark Announces Two New Acquisitions, Securing Power and Infrastructure to Reach 20 EH/s

Company ventures into Mississippi with acquisition of three turnkey operations that are expected to generate operating hashrate of 2.4 EH/s

Expands in Dalton, GA, with acquisition of third site and expansion of existing Dalton facilities to bring total expected hashrate there to 2.4 EH/s

LAS VEGAS, February 6, 2024 -- CleanSpark Inc. (Nasdaq: CLSK), America's Bitcoin Miner™, today announced it has entered into definitive agreements to acquire three turnkey bitcoin mining facilities in Mississippi for a cash payment of $19.8 million. The purchase is expected to close within 21 days, with the operating hashrate at the combined facilities expected to reach 2.4 EH/s (exahashes per second) shortly after closing.

Concurrently, the Company has entered into definitive agreements to acquire a third mining facility which is under construction in Dalton, GA, for an initial cash payment of $3.4 million. The Company expects to invest another $3.5 million to complete the project, with a target operational date of April 2024. The facility is expected to operate at 0.8 EH/s.

CleanSpark already operates approximately 0.8 EH/s of machines at its current campus in Dalton, comprised of two facilities. Additionally, the Company is now expanding its existing Dalton campus with an extra 0.8 EH/s expected, for a total operating hashrate of 2.4 EH/s once all facilities in Dalton are running at full capacity.

The two announced deals, combined with the imminent energization of the Sandersville expansion, provide CleanSpark the additional power it needs to exceed 20 EH/s during the first half of 2024, which is double the Company’s current operational hashrate of 10 EH/s. The Company expects to pay for the acquisitions with cash on hand.

“I’m pleased to announce our expansion into nearby Mississippi and for our newest acquisition in Dalton, which will not only strengthen our ties in this vibrant community but also improve our operating efficiencies as we prepare for the halving,” said Zach Bradford, CEO. “Given our existing footprint in Dalton, we expect to nearly triple our hashrate there with minimal increases to our overhead operating costs.”

Bradford continued, “With the addition of Mississippi to our portfolio, we are gradually increasing our geographic diversity and expect to apply our proven track record of success in this new and exciting operating environment. As one of the few public miners to achieve scale, we expect to continue to be among the most efficient operators, both in terms of the wise stewardship of our energy portfolio and in our ability to maintain best-in-class overhead costs.”

The news of these recent acquisitions comes on the heels of CleanSpark’s announcement in January of its strategic agreement to purchase up to 160,000 S21 miners, providing a path to 50 EH/s.

Expected and Existing Hashrate by Location

	Announced Acquisition	Planned Expansion	Existing Hashrate	Total*
Dalton (existing)	0.8 EH/s	0.8 EH/s	0.8 EH/s	2.4 EH/s
Mississippi	2.4 EH/s	-	-	2.4 EH/s
Sandersville	-	6.0 EH/s	2.4 EH/s	8.4 EH/s
Washington	-	-	3.2 EH/s	3.2 EH/s
Norcross	-	-	0.5 EH/s	0.5 EH/s
College Park	-	-	1.5 EH/s	1.5 EH/s
Co-locations	-	-	1.6 EH/s	1.6 EH/s
Total*	3.2 EH/s	6.8 EH/s	10 EH/s	20 EH/s

*Total hashrate is based on best case estimates and includes a combination of ASIC models, including JPros, XPs, and S21s.

About CleanSpark

CleanSpark (Nasdaq: CLSK) is America's Bitcoin Miner™. We own and operate data centers that primarily run on low-carbon power. Our infrastructure responsibly supports Bitcoin, the world's most important digital commodity and an essential tool for financial independence and inclusion. We cultivate trust and transparency among our employees and the communities we operate in. Visit our website at www.cleanspark.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In this press release, forward-looking statements include, but may not be limited to, statements regarding the Company's expectations, beliefs, plans, intentions, and strategies. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "targets," "projects," "contemplates," "believes," "estimates," "forecasts," "predicts," "potential" or "continue" or the negative of these terms or other similar expressions. The forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to: the closing of the acquisitions, the timing, performance, and costs of acquiring, putting into operation, and then operating the real estate and assets in Mississippi; the timing, performance, and costs of acquiring, putting into operation, and then operating the real estate and completion of construction of the building in Dalton; the timing, performance, and costs of expanding the Company’s existing Dalton facilities; the Company realizing the hashrate and efficiency discussed in this press release; the risk that the electrical power available to our facilities is reduced, curtailed, or does not increase as expected; the success of its digital currency mining activities; the volatile and unpredictable cycles in the emerging and evolving industries in which we operate; increasing difficulty rates for bitcoin mining; bitcoin halving; new or additional governmental regulation; the anticipated delivery dates of new miners; the ability to successfully deploy new miners; the dependency on utility rate structures and government incentive programs; dependency on third-party power providers for expansion efforts; the expectations of future revenue growth may not be realized; and other risks described in the Company's prior press releases and in its filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2023, and any subsequent filings with the SEC. Forward-looking statements contained herein are made only as to the date of this press release, and we assume no obligation to update or revise any forward-looking statements as a result of any new information, changed circumstances or future events or otherwise, except as required by applicable law.

Investor Relations Contact
Brittany Moore
702-989-7693
ir@cleanspark.com

Media Contact

Eleni Stylianou
702-989-7692
pr@cleanspark.com